EXHIBIT 5.1

TRW Automotive Holdings Corp.
12025 Tech Center Drive
Livonia, Michigan 48150
(734) 266-2600

May 10, 2004

TRW Automotive Holdings Corp.
12025 Tech Center Drive
Livonia, Michigan 48150

Re: Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan

Ladies and Gentlemen:

     As Senior Counsel – Securities of TRW Automotive Holdings Corp. (“TRW”), I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) to effect the registration under the Securities Act of 1933, as amended, of shares of common stock of TRW (“Shares”) that may be issued by TRW from time to time in accordance with the Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Plan”).

     I, or members of my staff, have examined, or caused to be examined, such records, documents, instruments and matters of law as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

     Based on the foregoing, I am of the opinion that the Shares, when acquired by the Plan participants pursuant to the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Registration Statement and in the Plan documents prepared pursuant to the requirements of Part I of Form S-8.

Very truly yours,

/s/ Barbara G. Novak